                                                                    EXHIBIT 11.1



                        COMPUTATION OF NET LOSS PER SHARE
                    (in thousands, except per share amounts)


                                                                           Three Months Ended           Six Months Ended
                                                                                 June 30                     June 30
                                                                         ------------------------    ------------------------
                                                                            2002          2001          2002          2001
                                                                         ----------    ----------    ----------    ----------

COMPUTATION OF BASIC NET LOSS PER SHARE:
   Net loss                                                              $  (15,486)   $  (13,281)   $  (24,608)   $  (41,731)
                                                                         ==========    ==========    ==========    ==========

   Weighted-average shares of common stock outstanding                       32,476        26,375        32,423        26,230
                                                                         ==========    ==========    ==========    ==========

   Basic net loss per share                                              $     (.48)   $     (.50)   $     (.76)   $    (1.59)
                                                                         ==========    ==========    ==========    ==========

COMPUTATION OF DILUTED NET LOSS PER SHARE:
   Net loss available to common stockholders                             $  (15,486)   $  (13,281)   $  (24,608)   $  (41,731)

Weighted-average number of shares of common stock and common stock equivalents outstanding-
     Weighted-average shares of common stock outstanding                     32,476        26,375        32,423        26,230
     Weighted-average number of common stock equivalents
       applicable to stock options and employee stock
       purchase plans
                                                                                219           495           303           517
                                                                         ----------    ----------    ----------    ----------

Common stock and common stock equivalents                                    32,695        26,870        32,726        26,747
                                                                         ==========    ==========    ==========    ==========

Diluted net loss per common stock and common stock equivalents (a)
                                                                         $     (.47)   $     (.49)   $     (.75)   $    (1.56)
                                                                         ==========    ==========    ==========    ==========

         (a) This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.